Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-60781, 333-96097, and 333-82682) of UniFirst Corporation of our report dated November 10, 2005 with respect to the consolidated financial statements and schedule of UniFirst Corporation, and our report dated November 10, 2005, with respect to UniFirst Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of UniFirst Corporation, included in this Annual Report (Form 10-K) for the year ended August 27, 2005.

/s/ Ernst & Young LLP Boston, Massachusetts November 10, 2005